Exhibit I

JOINT FILING AGREEMENT

AGREEMENT dated as of February 14, 2019 by and between Biodyne Holding, S.A., Browston Trading Ltd and Yury Zhivilo (together, the “Parties”).

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the Parties agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock, par value $0.00001 per share, of Hancock Jaffe Laboratories, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The Parties further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of February 14, 2019.

Biodyne Holding, S.A.

By:	/s/ Yury Zhivilo
Name:	Yury Zhivilo
Title:	Managing Member

By:	/s/ Yury Zhivilo
Name:	Yury Zhivilo

Browston Trading Ltd

By:	/s/ Yury Zhivilo
Name:	Yury Zhivilo
Title:	President